UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2022

EYENOVIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38365	47-1178401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Madison Avenue, Suite 2400, New York, NY 10017

(Address of Principal Executive Offices, and Zip Code)

(917) 289-1117

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, $0.0001 par value	EYEN	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

On July 27, 2022, Eyenovia, Inc. (the “Company”) issued a press release announcing the appointment of Michael Rowe as its new Chief Executive Officer, with Dr. Tsontcho (Sean) Ianchulev becoming Executive Chairman. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with Dr. Sean Ianchulev’s previously announced transition from the Company’s Chief Executive Officer to the role of Executive Chairman of the Board of Directors (the “Board”), the Company will enter into an agreement with Dr. Ianchulev pursuant to which Dr. Ianchulev will provide advice and consultation in connection with the management of the business, the Company’s research and development programs, and such other matters as reasonably requested by the Company for an initial period of one year. In consideration for Dr. Ianchulev’s services, the Company has agreed to provide Dr. Ianchulev with a $5,000 monthly retainer throughout the term of the agreement, in addition to the compensation payable to all non-employee members of the Board.

The foregoing summary of the agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2022, the Board appointed Michael Rowe as the Company’s Chief Executive Officer. Mr. Rowe will also serve as a member of the Board, effective as of August 1, 2022, until the Company’s 2023 annual meeting of stockholders and thereafter until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Mr. Rowe brings to the Board executive experience at multiple global healthcare companies. Mr. Rowe has served as the Company’s Chief Operating Officer since January 2021, having first joined the Company in July 2018 as Vice President, Marketing. From February 2016 to June 2018, Mr. Rowe was Senior Director of U.S. and Global Marketing, Ophthalmology at Aerie Pharmaceuticals, Inc. (Nasdaq: AERI), where he was responsible for the United States and international commercialization of glaucoma and ocular hypertension products. From July 2010 until February 2016, Mr. Rowe served in various strategic management roles at Allergan plc (since acquired by AbbVie Inc. (NYSE: ABBV)), most recently as the Head of Corporate Competitive Intelligence, where he supported multiple corporate strategic initiatives as well as strategic planning for the company’s worldwide glaucoma franchise. Mr. Rowe also has held senior marketing roles at Bayer Healthcare Pharmaceuticals Inc., Women First HealthCare, Inc. (a former public company) and senior marketing and health economics roles at Pfizer Inc. (NYSE: PFE). Mr. Rowe received an M.S. from Rensselaer Polytechnic Institute and received a B.A. from The State University of New York at Stony Brook.

There are no arrangements or understandings between Mr. Rowe and any other person pursuant to which Mr. Rowe was appointed as director of the Board. There have been no transactions in which the Company has participated and in which Mr. Rowe had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The Company also entered into an Employment Agreement (the “Employment Agreement”) with Mr. Rowe under which he will serve as Chief Executive Officer of the Company. Under the terms of the Employment Agreement, Mr. Rowe will receive an annual salary of $575,000. He is eligible to receive a cash bonus of up to 60% of his base salary. Additionally, Mr. Rowe shall receive an option to purchase 440,000 shares of the Company's common stock, pursuant to the Company's Amended and Restated 2018 Omnibus Stock Incentive Plan, as amended. Mr. Rowe will also continue to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Eyenovia, Inc. Press Release dated July 27, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Date: July 27, 2022	/s/ John Gandolfo
John Gandolfo
Chief Financial Officer